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                                                                    EXHIBIT 20.1

                                 PRESS RELEASE                      [AVIVA LOGO]

For immediate release

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                     AVIVA REPORTS INDUSTRY DISCUSSIONS ON
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                         BRETON SOUND IN GULF OF MEXICO
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                POTENTIAL GAS RESERVES ESTIMATED AT 200-300 BCF

DALLAS, TEXAS, NOVEMBER 20, 1996 . . . .Aviva Petroleum Inc. (AMEX: "AVV"), the
Dallas based oil and gas exploration company reported that following completion of 3D seismic processing and interpretation on its Breton Sound field, reviews of the data are underway with several prospective industry partners.

Estimates of recoverable reserves (unrisked) by Aviva's technical consultants range from 200 to 300 BCF of natural gas and 10 to 20 million barrels of oil.
As reported earlier, the seismic data has indicated two deep and several shallow prospects.

Aviva's working interest in the Breton Sound field, which lies offshore Louisiana in the Gulf of Mexico, is approximately 60%.

In a related development, Exxon, Aviva's offset operator, is expected to commence production within the next two weeks from its Breton Sound discovery well, located 3,000 feet from Aviva's lease line. This well initially tested at a rate of 10.7 million cubic feet of gas per day and 840 barrels of condensate per day.

Aviva Petroleum is engaged in the exploration for and the development and production of oil and gas in Colombia and onshore and offshore in the United States. Aviva's common stock is also quoted on the London Stock Exchange (symbol "AVP").

Cautionary Statement Regarding Forward-Looking Information:
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The above statements are based on current expectations.  These statements are forward looking and actual results may differ materially. Factors which could materially affect the Company's plans in the future are general economic conditions; the timing of environmental and other necessary administrative permits; the impact of the activities of OPEC and other competitors; the impact of possible geopolitical occurrences world-wide; the results of financing efforts; changes in laws and regulations; capacity, deliverability and supply constraints or difficulties, unforeseen engineering and mechanical or technological difficulties in drilling or working-over wells, and other risks described in the Company's filings with the Securities and Exchange Commission. Because of the foregoing matters, the Company's actual results for 1996 and beyond could differ materially from those expressed in the above-described forward-looking statements.


Further Information:

Ron Suttill
Aviva Petroleum Inc.
Dallas, Texas
214 691 3464